EXHIBIT 10.1
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) dated as of December 18, 2017 (the “Effective Date”), by and among (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) HARMONIC INC., a Delaware corporation (“US Borrower”), and HARMONIC INTERNATIONAL AG, a company organized under the laws of Switzerland (“Swiss Borrower”) (US Borrower and Swiss Borrower are hereinafter individually referred to as a “Borrower” and collectively as “Borrowers”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
A.     Bank and US Borrower have previously entered into that certain Loan and Security Agreement dated as of September 27, 2017, between US Borrower and Bank (the “Prior Loan Agreement”).
B.     Borrowers and Bank have agreed to amend and restate, and replace, the Prior Loan Agreement in its entirety. Bank and Borrowers hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:
1ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments); provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrowers and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  In addition, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect as of the date of this Agreement shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP). Notwithstanding the foregoing, except as otherwise provided in this Agreement, all financial calculations shall be computed with respect to Borrowers only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. US Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement. Swiss Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions made to Swiss Borrower and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Revolving Line.
(a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, upon the request of either Borrower, Bank shall make Advances to such Borrower not exceeding the US Borrower Availability Amount (for Advances requested by US Borrower) or the Swiss Borrower Availability Amount (for Advances requested by Swiss Borrower). Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
2.3    Letters of Credit Sublimit.
(a)    As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for a Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances.
(b)    If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date the applicable Borrower shall provide to Bank cash collateral in an amount equal to at least one hundred five percent (105.0%) for Letters of Credit issued in favor of such Borrower denominated in Dollars or at least one hundred ten percent (110.0%) for Letters of Credit issued in favor of such Borrower denominated in a Foreign Currency, in each case of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance reasonably acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Each Borrower agrees to execute any further documentation in connection with the Letters of Credit requested by it as Bank may reasonably request. Each Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for such Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for such Borrower’s account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following such Borrower’s instructions or those contained in the Letters of Credit issued for such Borrower’s account or any modifications, amendments, or supplements thereto.
(c)    The obligation of each Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
(d)    Each Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to such Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
(e)    To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to a percentage (which percentage shall be determined by Bank in its sole discretion) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
2.4    Overadvances. If, at any time, the sum, without duplication, of (a) the outstanding principal amount of any Advances made to a Borrower, plus (b) the face amount of any outstanding Letters of Credit issued by Bank for the account of such Borrower (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) exceeds the lesser of either (i) the Revolving Line, minus the aggregate outstanding principal amount of Advances made to the other Borrower, and minus the face amount of any outstanding Letters of Credit issued by Bank for the account of the other Borrower (including drawn but unreimbursed Letters of Credit and any

Letter of Credit Reserve) or (ii) the US Borrower Borrowing Base or the Swiss Borrower Borrowing Base (as applicable for such Borrower), such Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”); provided, however, that such Borrower shall have three (3) Business Days to repay any Overadvance arising solely as a result of Bank’s reduction of the US Borrower Borrowing Base percentage or the Swiss Borrower Borrowing Base percentage, as applicable, in accordance with the terms set forth in the definition of “Swiss Borrower Borrowing Base” and “US Borrower Borrowing Base” in Section 13.1. Without limiting either Borrower’s obligation to repay Bank any Overadvance, each Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance to such Borrower, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).
2.5    Payment of Interest on the Credit Extensions.
(a)    Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the greater of (A) zero percent (0.0%) and (B) the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.0%). Pursuant to the terms hereof, interest on each Advance shall be paid by the Borrower to which such Advance was made in arrears on each Interest Payment Date. Accrued and unpaid interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
(b)    Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. The Prime Rate Margin applicable to Prime Rate Advances shall be determined on the basis of Borrowers’ most recent monthly Liquidity, as reported to Bank in the most recent Compliance Certificate and financial statements provided pursuant to Section 6.2, and such Prime Rate Margin shall be adjusted promptly upon receipt of such Compliance Certificate and financial statements.
(c)    LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance. The LIBOR Rate Margin applicable to LIBOR Advances shall be determined on the basis of Borrowers’ most recent monthly Liquidity, as reported to Bank in the most recent Compliance Certificate and financial statements provided pursuant to Section 6.2(d) and (e), and such LIBOR Rate Margin shall be adjusted promptly upon receipt of such Compliance Certificate and financial statements.
(d)    Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded.
(e)    Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.5(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
2.6    Fees. Borrowers shall pay to Bank:

(a)    Anniversary Fee. A fully earned, nonrefundable anniversary fee of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) (the “Anniversary Fee”) was earned as of September 27, 2017 and is due and payable on the earliest to occur of (i) September 27, 2018, (ii) the termination of this Agreement, or (iii) the occurrence of an Event of Default;
(b)    Letter of Credit Fee. With respect to each Borrower, Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit issued for the account of such Borrower upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;
(c)    Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line (the “Termination Fee”). Notwithstanding the foregoing, Bank agrees to waive the Termination Fee if the credit facility hereunder is replaced with a new facility from Bank or a Bank Affiliate. For clarity, there will be no Termination Fee for a termination in connection with the Revolving Line Maturity Date being accelerated pursuant to Section 6.9(b)(i) or 6.9(b)(ii).
(d)    Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of each quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to four-tenths of one percent (0.40%) per annum of the average daily unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.5(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar quarter basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve); and
(e)    Bank Expenses. All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
Unless otherwise provided in this Agreement or in a separate writing by Bank, neither Borrower shall be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by either Borrower under the clauses of this Section 2.6 pursuant to the terms of Section 2.7(c). Bank shall provide the applicable Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.6.
2.7    Payments; Application of Payments; Debit of Accounts.
(a)    All payments to be made by each Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied; provided that all payments received from Swiss Borrower shall be applied solely to the Obligations of Swiss Borrower. Neither Borrower shall have any right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by such Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)    Bank may debit any of either Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts such Borrower owes Bank when due; provided that Bank may apply amounts from any debit of Swiss Borrower’s deposit accounts only to amounts owed by Swiss Borrower to Bank. These debits shall not constitute a set-off.
2.8    Withholding.
(a)    Payments received by Bank from US Borrower under this Agreement will be made free and clear of and without deduction for any and all Taxes, other than Excluded Taxes. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires US Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank (other than with respect to Excluded Taxes), US Borrower hereby covenants and agrees that the amount due from US Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction of Taxes, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and US Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. US Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that US Borrower has made such withholding payment; provided, however, that US Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by US Borrower.
(b)    The interest rates provided for Swiss Borrower in this Agreement are minimum interest rates. The parties hereto have assumed, on the date of this Agreement, that Swiss withholding tax is not and will not become payable by the Swiss Borrower on interest payments under this Agreement. Swiss Borrower acknowledges and agrees that the interest rates set out in this Agreement are minimum interest rates which shall be adjusted in accordance with paragraphs (c) and (d) below if Swiss withholding tax becomes payable at any time on interest payments by Swiss Borrower under this Agreement.
(c)    If Swiss withholding tax applies on interest payments by Swiss Borrower under this Agreement Swiss Borrower shall pay such additional amounts as shall be necessary in order for the net amounts received by Bank after withholding of Swiss withholding tax to be equal to the respective amounts of interest which would otherwise have been receivable in respect of this Agreement in the absence of the withholding of Swiss withholding tax.
(d)    Swiss withholding tax shall be calculated, deducted and paid by Swiss Borrower to the Swiss Federal Tax Administration on the amount of interest so recalculated at a rate of thirty-five percent (35.0%) (or such other rate as applicable from time to time), unless a tax ruling obtained from the Swiss Federal Tax Administration confirms that such rate is, pursuant to any double-taxation treaty, a specified lesser rate in relation to Bank in which case such lesser rate shall be applied.
(e)    To the extent that interest payable under a Loan Document becomes subject to Swiss withholding tax, Bank and Swiss Borrower shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary (i) to make interest payments without them being subject to Swiss withholding tax or (ii) to being subject to Swiss withholding tax at a rate reduced under applicable double taxation treaties or (iii) for Bank to obtain a full or partial refund of Swiss withholding tax under applicable double taxation treaties.
(f)    The agreements and obligations of each Borrower contained in this Section 2.8 shall survive the termination of this Agreement.
2.9    Tax Forms.  Bank and each of its successors and assigns shall deliver to each Borrower at such times as are reasonably requested by such Borrower, such properly completed and executed tax documentation prescribed by law (including FATCA), or reasonably requested by such Borrower to establish such recipient’s status for withholding tax purposes or allow such Borrower to make payments hereunder without withholding for any taxes (or otherwise at a reduced rate of withholding), including without limitation, Forms W-9, W-8BEN-E, W-8BEN, W-8IMY, or W-8EXP, as applicable.  Each such Person shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrowers updated or other appropriate documentation or promptly notify the Borrowers of its inability to do so.  The obligations of Bank contained in this Section 2.9 shall survive the termination of this Agreement. Any costs and expenses incurred by Bank in connection with this Section 2.9 shall constitute Bank Expenses.
3    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension following the Effective Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)    duly executed signatures to the Loan Documents;
(b)    establishment of the Blocked Account;
(c)    a secretary’s corporate borrowing certificate of US Borrower with respect to such Borrower’s Operating Documents as in effect on the Effective Date, incumbency, specimen signatures and Borrowing Resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(d)    a certificate of the secretary of Swiss Borrower attaching (i) certificates issued by the Registrar of Companies, (ii) corporate consents and (iii) copies of the Articles of Incorporation and By-laws;
(e)    certified copies, dated as of a recent date, of financing statement and other lien filing searches, as Bank may request, accompanied by written evidence (including any termination statements/release documentation) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(f)    current excerpt from debt collection register for Swiss Borrower;
(g)    the Perfection Certificate of each Borrower, together with the duly executed signature thereto;
(h)    a bailee’s waiver in favor of Bank by Flash Global Logistics, together with the duly executed signatures thereto;
(i)    a legal opinion of Bank’s Swiss counsel in respect of Swiss Borrower (authority/enforceability), in form and substance acceptable to Bank;
(j)    a legal opinion of Bank’s UK counsel in respect of enforceability of the Charge Over Blocked Account and Receivables with respect to Swiss Borrower, in form and substance acceptable to Bank;
(k)    letter appointing a process agent in England for Swiss Borrower;
(l)    evidence satisfactory to Bank that the insurance policies of US Borrower required by Section 6.7 of this Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses and cancellation notice to Bank;
(m)    with respect to the initial Advance, a completed Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrowers’ Accounts); and

(n)    payment of the fees and Bank Expenses then due and invoiced by Bank to either Borrower as specified in Section 2.6 hereof.
3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)    timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;
(b)    the representations and warranties in this Agreement, the Swiss Borrower Security Documents and the Swiss Borrower Share Pledge Agreement shall be true and correct in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is the applicable Borrower’s representation and warranty that the representations and warranties in this Agreement, the Swiss Borrower Security Documents and the Swiss Borrower Share Pledge Agreement remain true and correct in all material respects on such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date;
(c)    with respect to any Credit Extension requested by US Borrower, Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation or financial condition of US Borrower or the prospect of repayment of the Obligations of US Borrower; and
(d)    with respect to any Credit Extension requested by Swiss Borrower, Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation or financial condition of Swiss Borrower or the prospect of repayment of the Obligations of Swiss Borrower.
3.3    Covenant to Deliver. Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension made to such Borrower. Each Borrower expressly agrees that a Credit Extension made to such Borrower prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of such Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.4    Procedures for Borrowing.
(a)    Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in Section 3.1 and Section 3.2 of this Agreement, an Advance shall be made upon a Borrower’s (via an individual duly authorized by an Administrator) irrevocable written notice delivered to Bank in the form of a Notice of Borrowing or without instructions if any Advances is necessary to meet Obligations which have become due. The Notice of Borrowing shall be made by the applicable Borrower through Bank’s online banking program, provided, however, if the applicable Borrower is not utilizing Bank’s online banking program, then such Notice of Borrowing shall be in the form attached hereto as Exhibit C and shall be executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. The Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances, provided that LIBOR Advances shall only be available when a Streamline Period is in effect; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the

Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. Notwithstanding any terms in this Agreement to the contrary, each LIBOR Advance shall not be less than One Million Dollars ($1,000,000.00) and shall be in a multiple of One Hundred Thousand Dollars ($100,000.00). In addition to such Notice of Borrowing, the applicable Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program (i) if Borrowers have not delivered a Compliance Certificate to Bank within the period commencing on the date that is thirty (30) days prior to the date on which a Borrower delivers the Notice of Borrowing to Bank, a duly completed Compliance Certificate signed by a Responsible Officer of each Borrower and otherwise in the form required pursuant to Section 6.2(e), (ii) if such Borrower has not delivered a Borrowing Base Report to Bank within the period commencing on the date that is thirty (30) days prior to the date on which such Borrower delivers the Notice of Borrowing to Bank, a Borrowing Base Report for such Borrower (and any schedules related thereto and including any other information requested by Bank with respect to such Borrower’s Accounts), and (iii) such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its reasonable discretion.
(b)    On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account of the applicable Borrower and, subsequently, shall transfer such proceeds by wire transfer to such other account as the applicable Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to a Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the applicable Designated Deposit Account.
3.5    Conversion and Continuation Elections.
(a)    So long as (i) no Event of Default exists; (ii) neither Borrower shall have sent any notice of termination of this Agreement; and (iii) the applicable Borrower shall have complied with such customary procedures as Bank has established from time to time for a Borrower’s requests for LIBOR Advances, either Borrower may, upon irrevocable written notice to Bank:
(1)    elect to convert on any Business Day, Prime Rate Advances made to such Borrower into LIBOR Advances(provided that such Borrower may only elect to convert Advances consisting of Prime Rate Advances into LIBOR Advances at times when a Streamline Period is in effect);
(2)    elect to continue on any Interest Payment Date any LIBOR Advances made to such Borrower maturing on such Interest Payment Date (provided that such Borrower may only elect to continue Advances consisting of LIBOR Advances at times when a Streamline Period is in effect); or
(3)    elect to convert on any Interest Payment Date any LIBOR Advances made to such Borrower maturing on such Interest Payment Date into Prime Rate Advances.
(b)    The applicable Borrower shall deliver a Notice of Conversion/Continuation by electronic mail via Bank’s online banking program to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances made to such Borrower are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances made to such Borrower are to be converted into Prime Rate Advances, in each case specifying the:
(1)    proposed Conversion Date or Continuation Date;
(2)    aggregate amount of the Advances to be converted or continued;
(3)    nature of the proposed conversion or continuation; and

(4)    if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.
(c)    If upon the expiration of any Interest Period applicable to any LIBOR Advances made to a Borrower, such Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, such Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.
(d)    Any LIBOR Advances made to a Borrower shall (i) convert into Prime Rate Advances in the event that Streamline Period ceases to be in effect and (ii) at Bank’s option, convert into Prime Rate Advances in the event that (A) an Event of Default exists, or (B) (1) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period, plus (2) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), shall at any time during such Interest Period exceed the lesser of the Revolving Line, minus the aggregate outstanding principal amount of Advances made to the other Borrower, and minus the face amount of any outstanding Letters of Credit issued by Bank for the account of the other Borrower (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) or (ii) the US Borrower Borrowing Base or the Swiss Borrower Borrowing Base (as applicable for such Borrower). The applicable Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account of such Borrower or any other account such Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank as set forth in Section 3.6(c), as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.5(d).
(e)    Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
3.6    Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
(a)    Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers.
(b)    Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrowers of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrowers that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by such Borrower.
(c)    Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/

Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, the Borrower to which the applicable LIBOR Advance was made shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:
(A)    the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over
(B)    the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.
Bank’s request shall set forth in reasonable detail the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.
(d)    Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.
(e)    LIBOR Advances After an Event of Default. Upon the occurrence and during the continuance of an Event of Default, (i) neither Borrower may elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by a Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by such Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
3.7    Additional Requirements/Provisions Regarding LIBOR Advances.
(a)    Each Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank reasonably determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto that have been made to such Borrower (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)    changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances made to such Borrower (other than changes with respect to Excluded Taxes);
(ii)    imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or
(iii)    imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
Bank will notify Borrowers of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish the applicable Borrower with a statement setting forth in reasonable detail the basis and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
(b)    If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, each Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth in reasonable detail the basis and the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
Notwithstanding anything to the contrary in this Section 3.7, neither Borrower shall be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrowers of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.
(c)    If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrowers. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrowers agree in writing to a different interest rate applicable to LIBOR Advances.
(d)    If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, or if the LIBOR Rate becomes unavailable for any reason, upon demand by Bank, each Borrower shall prepay the LIBOR Advances made to such Borrower in full with accrued interest thereon and all other amounts payable by such Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
4    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. US Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
All Obligations of Swiss Borrower shall be secured by the Swiss Borrower Security Documents and any and all other security agreements, mortgages or other collateral granted to Bank by Swiss Borrower as security for the Obligations, now or in the future.
Each Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, each Borrower agrees that any amounts such Borrower owes Bank thereunder shall be deemed to be Obligations of such Borrower hereunder and that it is the intent of such Borrower and Bank to have (a) all such Obligations secured by the first priority perfected security interest in the Collateral granted by US Borrower herein and in the Swiss Borrower Share Pledge Agreement and (b) all such Obligations of Swiss Borrower secured by the first priority perfected security interest in the Collateral granted in the Swiss Borrower Security Documents. The Collateral may be subject to Permitted Liens.
If this Agreement is terminated, Bank’s Lien in the Collateral granted by a Borrower shall continue until the Obligations (other than inchoate indemnity obligations) of such Borrower are repaid in full in cash. Upon payment in full in cash of the Obligations of a Borrower (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of such Borrower, release its Liens in the Collateral granted by such Borrower and all rights therein shall revert to such Borrower. In the event (x) all Obligations of a Borrower (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement, the Swiss Borrower Security Documents and the Swiss Borrower Share Pledge Agreement are terminated, Bank shall terminate the security interest granted herein, in the Swiss Borrower Security Documents and the Swiss Borrower Share Pledge Agreement (as applicable) upon such Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services provided to such Borrower, if any. In the event such Bank Services consist of outstanding Letters of Credit issued for the account of a Borrower, such Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2    Priority of Security Interest. Each Borrower represents, warrants, and covenants that the security interests granted herein and in the Swiss Security Documents is and shall at all times continue to be a first priority perfected security interest in the Collateral (which Collateral may be subject to Permitted Liens). If US Borrower shall acquire a commercial tort claim with a value in excess of One Million Dollars ($1,000,000.00), such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5    REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants as follows:
5.1    Due Organization, Authorization; Power and Authority. US Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business. Swiss Borrower is a company duly incorporated and validly existing under the laws of Switzerland and has the power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower, entitled “Perfection Certificate” (such documents are referred to individually as a “Perfection Certificate” and collectively, the “Perfection Certificates”). Each Borrower represents and warrants to Bank that, except as may have been updated by a notification to Bank pursuant to Section 7.2, (a) such Borrower’s exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (c) such Borrower’s Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) such Borrower’s Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) except as disclosed in such Borrower’s Perfection Certificate, such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on such Borrower’s Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that such Borrower may from time to time update certain information in its Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If US Borrower is not now a Registered Organization but later becomes one, US Borrower shall promptly notify Bank of such occurrence and provide Bank with US Borrower’s organizational identification number.
The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by such Borrower, and do not (i) conflict with any of such Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Borrower or any of its Subsidiaries or any of their property or assets may be affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority on the part of such Borrower (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect Liens granted under the Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Borrower is bound. Neither Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Borrower’s business.
5.2    Collateral. Each Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder or pursuant to the Swiss Borrower Security Documents or the Swiss Borrower Share Pledge Agreement, free and clear of any and all Liens except Permitted Liens. Neither Borrower has any Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in such Borrower’s Perfection Certificate delivered to Bank in connection herewith or for which such Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates or as permitted pursuant to Section 7.2.
All Inventory of Borrowers is in all material respects of good and marketable quality, free from material defects.
Each Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to such Borrower. Each Patent which it owns or purports to own and which is material to such Borrower’s business is valid and enforceable, and no part of the Intellectual Property which such Borrower owns or purports to own and which is material to such Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of such Borrower’s knowledge, no claim has been made in writing that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrowers’ business.
Except as noted on the Perfection Certificates or as notified to Bank pursuant to Section 6.10, no Borrower is a party to, or is bound by, any Restricted License.
5.3    Accounts Receivable.
(a)    For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)    All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts included in any Borrowing Base Report are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s Books in respect of such Eligible Accounts are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrowers have no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Report. To the best of Borrowers’ knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
5.4    Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing against either Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000.00).
5.5    Financial Statements; Financial Condition. All consolidated financial statements for US Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects US Borrower’s and its Subsidiaries’ consolidated financial condition and US Borrower’s and its Subsidiaries’ consolidated results of operations as of the dates and for the periods covered thereby. There has not been any material deterioration in either Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6    Solvency. The fair salable value of each Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Borrower’s liabilities; neither Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature. Swiss Borrower is not subject to any bankruptcy proceedings or proceedings for composition or suspension of payment, and no such proceedings have been applied for.

5.7    Regulatory Compliance. Neither Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of either Borrower’s or any of its Subsidiaries’ properties or assets has been used by either Borrower or any Subsidiary or, to the best of Borrowers’ knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with all applicable laws. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that failure to obtain make or file the same would not reasonably be expected to have a material adverse effect on its business.
5.8    Subsidiaries; Investments. Neither Borrower owns any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Each Borrower has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except (a) to the extent such taxes, assessments, deposits or contributions are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Thousand Dollars ($200,000.00).
To the extent either Borrower defers payment of any contested taxes, such Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Each Borrower is unaware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrowers in excess of Two Hundred Thousand Dollars ($200,000.00). Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of either Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Each Borrower shall use the proceeds of the Credit Extensions solely as working capital and for general corporate purposes and not for personal, family, household or agricultural purposes.
5.11    Full Disclosure. No written representation, warranty or other statement of either Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given by either Borrower to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Compliance with Swiss Twenty Non-Bank Rule. Subject to compliance by Bank with Section 12.2, Swiss Borrower is in compliance with the Swiss Twenty Non-Bank Rule.
5.13    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to a Borrower’s knowledge or awareness, to the “best of” a Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Borrower.
6    AFFIRMATIVE COVENANTS
Each Borrower shall do all of the following:
6.1    Government Compliance.
(a)    Except as permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing (or its foreign equivalent, if any) in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject noncompliance with which could reasonably be expected to have a material adverse effect on such Borrower’s business.
(b)    Obtain all of the Governmental Approvals necessary for the performance by each Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest by such Borrower to Bank in the Collateral. Each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:
(a)    within (i) forty-five (45) days after the last day of each calendar quarter with respect to which there were no Credit Extensions outstanding or requested during any particular month in such quarter and (ii) thirty (30) days of the last day of each month in which there were Credit Extensions outstanding or requested at any time, a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrowers’ Accounts);
(b)    within thirty (30) days after the end of each month in which Credit Extensions were outstanding or requested at any time, (A) monthly accounts receivable agings, aged by invoice date and (B) monthly accounts payable agings, aged by invoice date;
(c)    within forty-five (45) days after the end of each calendar quarter with respect to which there were no Credit Extensions outstanding or requested during any particular month in such quarter, (A) quarterly accounts receivable agings, aged by invoice date and (B) quarterly accounts payable agings, aged by invoice date;
(d)    as soon as available, but no later than forty-five (45) days after the last day of each calendar quarter, a company prepared (i) consolidated balance sheet and income statement covering US Borrower’s and its Subsidiaries’ consolidated operations for such quarter, (ii) non-GAAP consolidating balance sheet and income statement covering US Borrower’s and its Subsidiaries’ consolidating operations for such quarter and (iii) consolidated cash flow statement covering US Borrower’s and its Subsidiaries’ consolidated operations for such quarter, in each case certified by a Responsible Officer of US Borrower and in a form reasonably acceptable to Bank (provided that Bank acknowledges that a copy of US Borrower’s 10-Q for such quarter as filed with the SEC will satisfy the above requirement with respect to a consolidated balance sheet and income statement) (the “Quarterly Financial Statements”);
(e)    within (i) forty-five days of the last day of each calendar quarter and (ii) thirty (30) days after the last day of each month in which there were Credit Extensions outstanding or requested at any time, a duly completed Compliance Certificate signed by a Responsible Officer of US Borrower, certifying that as of the end of such month (or quarter, as applicable), Borrowers were in complete compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the applicable financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month (or quarter, as applicable), there were no held checks;

(f)    as soon as available, but no later than the earlier to occur of (i) thirty (30) days after approval by the Board and (ii) sixty (60) days after the last day of US Borrower’s fiscal year, and promptly (but, in any event, within three (3) Business Days) following any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) prepared on a consolidated basis for US Borrower and its Subsidiaries, and (B) annual financial projections (on a quarterly basis) prepared on a consolidated basis for US Borrower and its Subsidiaries, in each case as approved by the Board of US Borrower, together with any related business forecasts used in the preparation of such annual financial projections;
(g)    as soon as available, and in any event within one hundred eighty (180) days following the end of US Borrower’s fiscal year, either (i) audited consolidated financial statements prepared under GAAP, consistently applied, or (ii) US Borrower’s 10-K for such fiscal year as filed with the SEC, in each case together with an unqualified opinion on the financial statements or provided or included in US Borrower’s 10-K, as applicable, from any “Big Four” accounting firm or any other independent certified public accounting firm reasonably acceptable to Bank;
(h)    within five (5) days of filing by US Borrower, copies of all periodic and other reports, proxy statements and other materials filed by US Borrower with the SEC, (or any Governmental Authority succeeding to any or all of the functions of the SEC) or with any national securities exchange, or distributed to its shareholders (in their capacities as such), as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which US Borrower posts such documents, or provides a link thereto, on US Borrower’s website on the internet at US Borrower’s website address; provided, however, US Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;
(i)    within five (5) days of delivery, copies of all statements, reports and notices made available to US Borrower’s stockholders or to any holders of either Borrower’s Subordinated Debt (in their capacities as such);
(j)    prompt report of any legal actions pending or threatened in writing against either Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrowers or any of their Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000.00) or more; and
(k)    promptly, from time to time, such other information regarding either Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.
6.3    Accounts Receivable.
(a)    Schedules and Documents Relating to Accounts. Borrowers shall deliver to Bank transaction reports and schedules of collections with respect to its Accounts, as provided in Section 6.2, on Bank’s standard forms; provided, however, that a Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of such Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, the applicable Borrower shall furnish Bank with copies (or, at Bank’s request following the occurrence and during the continuance of an Event of Default, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, each Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)    Disputes. Borrowers shall promptly notify Bank of all disputes or claims relating to Accounts in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate existing at any time. Borrower may forgive (completely or partially), compromise, or settle any Account of US Borrower for less than payment in full, or agree to do any of the foregoing so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, (A) the total outstanding Advances plus (B) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) will not exceed the lesser of the Revolving Line or the Borrowing Base.
(c)    Collection of Accounts. On June 30, 2018 (or such later date as may be agreed upon by Bank in its sole and absolute discretion) and at all times thereafter, (i) US Borrower shall direct each Account Debtor of US Borrower to deliver or transmit at least eighty-five percent (85.0%) of all proceeds of Accounts of US Borrower into a lockbox account or other “blocked account” as specified by Bank (each such account, the “Cash Collateral Account”) and (ii) Swiss Borrower shall direct each Account Debtor of Swiss Borrower to deliver or transmit at least eighty-five percent (85.0%) of all proceeds of Accounts of Swiss Borrower to one or more blocked account(s) (as appropriate) established with Bank’s United Kingdom branch or to wire any other transfer payments to a cash collateral account that Bank controls in the United Kingdom (collectively, the “Blocked Account”). Whether or not an Event of Default has occurred and is continuing, US Borrower shall immediately deliver all payments on and proceeds of Accounts of US Borrower to the Cash Collateral Account and Swiss Borrower shall deliver all payments on and proceeds of Accounts of Swiss Borrower to the Blocked Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) applied to immediately reduce the Obligations under the Revolving Line when a Streamline Period is not in effect (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts) with any excess to be transferred to US Borrower’s operating account with Bank, or (ii) so long as no Event of Default exists, transferred on a daily basis to US Borrower’s operating account with Bank when a Streamline Period is in effect. Each Borrower hereby authorizes Bank to transfer to the Cash Collateral Account or Blocked Account any amounts that Bank reasonably determines are proceeds of the Accounts of such Borrower (provided that Bank is under no obligation to do so and this allowance shall in no event relieve either Borrower of its obligations hereunder). Notwithstanding any terms in this Agreement to the contrary, Bank shall have absolute discretion as to the sums (if any) it permits either Borrower, on a case-by-case basis, to withdraw from the Blocked Account (and neither Borrower shall draw money from the Blocked Account except to the extent permitted in writing by Bank), and Bank shall have no obligation to turn over to either Borrower any sums in the Blocked Account. Without limiting Bank's discretion referred to in the preceding sentence, Bank will take into account whether an Event of Default has occurred and is continuing and whether a Streamline Period is in effect when deciding whether to permit any drawing by a Borrower from the Blocked Account. Swiss Borrower shall not at any time without the prior written consent of Bank deal with its Accounts (or the proceeds of its Accounts) otherwise than by getting in the same and paying them into the Blocked Account. Without prejudice to the generality of the foregoing, Swiss Borrower shall not at any such time factor or discount any of such Accounts or their proceeds or enter into any agreement for such factoring or discounting and shall not, without the prior written consent of Bank, release, exchange, compound, set off, grant time or indulgence in respect of, or in any other manner deal with all or any of such Accounts or their proceeds. It will be considered an immediate Event of Default if (a) the Cash Collateral Account is not set up and operational by the Effective Date and at all times thereafter or (b) the Blocked Account is not set up and operational by January 31, 2018 and at all times thereafter. Bank may in its sole and absolute discretion apply amounts received in the Blocked Account to reduce the Obligations of Swiss Borrower under the Revolving Line. This Section 6.3(c) does not impose any affirmative duty on Bank to perform any act in respect of the Accounts or otherwise.
(d)    Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may, to the extent of outstanding Obligations, hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to a Borrower’s operating account with Bank when a Streamline Period is in effect) as a reserve to be applied to any Obligations of the applicable Borrower regardless of whether such Obligations are then due and payable.
(e)    Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory with a value in excess of Five Hundred Thousand Dollars ($500,000.00) to a

Borrower, such Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, each Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
(f)    Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time during the existence of an Event of Default, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of the applicable Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. In addition, during the existence of an Event of Default, Bank may notify Account Debtors to make payments in respect of Accounts directly to Bank.
(g)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of either Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4    Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition (net of transaction costs of such Borrower, if any, related to such disposition) of any Collateral of such Borrower to Bank in the original form in which received by such Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, US Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by US Borrower in good faith in an arm’s length transaction for an aggregate purchase price of One Hundred Thousand Dollars ($100,000.00) or less (for all such transactions in any fiscal year). Each Borrower agrees that it will not commingle proceeds of Collateral with any of such Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower and each of its Subsidiaries, except for (i) deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and (ii) taxes, assessments, deposits or contributions that do not, individually or in the aggregate, exceed Two Hundred Thousand Dollars ($200,000.00). Borrowers shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books of each Borrower. Such inspections or audits shall be conducted as frequently as Bank determines in its reasonable discretion that conditions warrant. The foregoing inspections and audits shall be conducted at Borrowers’ expense, and the charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrowers and Bank schedule an audit more than ten (10) days in advance, and Borrowers cancel or seek to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies)

Borrowers shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Borrowers hereby acknowledges that the first such audit will be conducted no later than December 26, 2017.
6.7    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in such Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrowers, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations of the applicable Borrower.
(c)    At Bank’s request, US Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation due to non-payment of premium). Borrower shall immediately notify Bank if any insurance policy required under this Section 6.7 is cancelled due to non-payment of premium. If Borrowers fail to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8    Accounts.
(a)    At all times on and after January 1, 2018, (i) US Borrower shall maintain all of its and its United States Subsidiaries’ operating, depository and securities/investment accounts with Bank and Bank’s Affiliates and (ii) Swiss Borrower shall maintain all of its operating, depository and securities/investment accounts with Bank and Bank’s Affiliates. In addition to the foregoing, Borrower shall use commercially reasonable efforts to conduct all of its investment management, letters of credit and foreign exchange banking with Bank.
(b)    In addition to and without limiting the restrictions in (a), each Borrower shall provide Bank five (5) days prior written notice before such Borrower establishes any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that either Borrower at any time maintains in the United States, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of a Borrower’s employees and identified to Bank by either Borrower as such.
6.9    Financial Covenants.
(a)    Adjusted Quick Ratio. Maintain on a consolidated basis with respect to US Borrower and its Subsidiaries, to be tested (i) as of the last day of each month in which Credit Extensions were outstanding or requested at any time and (ii) as of the last day of each calendar quarter with respect to which there were no Credit Extensions outstanding or requested during any particular month in such quarter, an Adjusted Quick Ratio of greater than 1.10 to 1.0.

(b)    Adjusted EBITDA. Maintain on a consolidated basis with respect to US Borrower and its Subsidiaries, to be tested as of the last day of each calendar quarter, Adjusted EBITDA for the following periods of at least: (i) ($6,400,000.00) for the three (3) month period ending September 30, 2017, (ii) $2,100,000.00 for the six (6) month period ending December 31, 2017, (iii) $600.00 for the nine (9) month period ending on March 31, 2018, (iv) $6,600,000.00 for the twelve (12) month period ending June 30, 2018 and (v) $9,000,000.00 for the twelve (12) month period ending September 30, 2018. With respect to any period ending after September 30, 2018, Bank will set the Adjusted EBITDA covenant levels for any such period in its sole discretion based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to US Borrower that Bank deems relevant, including, without limitation, US Borrower’s annual financial projections approved by the Board of US Borrower. Without limiting Bank’s ability to set covenant levels in its reasonable discretion, Borrowers hereby acknowledge that the required Adjusted EBITDA for any trailing twelve (12) month period ending after September 30, 2018 shall in no event be less than Five Million Dollars ($5,000,000.00).  With respect thereto:
(i)    Borrowers’ failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before April 30, 2018 to any covenant levels proposed by Bank with respect to the period from October 1, 2018 through and including December 31, 2018 shall result in the Revolving Line Maturity Date being automatically accelerated to April 30, 2018; and
(ii)    Borrowers’ failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before April 30, 2019 to any covenant levels proposed by Bank with respect to the 2019 calendar year shall result in the Revolving Line Maturity Date being automatically accelerated to April 30, 2019.
(c)    Minimum SVB Liquidity. Maintain at all times, to be tested (i) as of the last day of each month in which Credit Extensions were outstanding or requested at any time and (ii) as of the last day of each calendar quarter with respect to which there were no Credit Extensions outstanding or requested at any time in such quarter, SVB Liquidity of at least Ten Million Dollars ($10,000,000.00).
6.10    Protection of Intellectual Property Rights.
(a)    (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to either Borrower’s business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property that is material to either Borrower’s business; and (iii) not allow any Intellectual Property material to either Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)    Provide written notice to Bank on the next Compliance Certificate required to be delivered hereunder of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrowers shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and each Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to either Borrower.
6.12    Online Banking.

(a)    Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement); provided, however, that the foregoing shall not apply to any services that Bank is unable to provide at a given time (including as a result of Bank’s online banking platform not working properly for a particular service).
(b)    Comply in all material respects with the terms of the “Banking Terms and Conditions” and ensure that all persons utilizing the online banking platform on behalf of such Borrower are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted by or on behalf of such Borrower via the online banking platform and to further assume that any submissions or requests made by or on behalf of such Borrower via the online banking platform have been duly authorized by an Administrator.
6.13    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral of such Borrower or to effect the purposes of this Agreement. Deliver to Bank, within ten (10) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of such Borrower or any of its Subsidiaries.
6.14    Compliance with Swiss Twenty Non-Bank Rule. Subject to compliance by Bank with Section 12.2, Swiss Borrower shall be at all times during the term of this Agreement in compliance with the Swiss Twenty Non-Bank Rule.
6.15    Condition Subsequent. On or prior to January 31, 2018, Swiss Borrower shall execute and deliver to Bank the Swiss Borrower Supplemental Charge.
6.16    Bailee’s Waivers. Deliver to Bank, no later than January 31, 2018, each in form and substance satisfactory to Bank in its sole discretion, a bailee’s waiver in favor of Bank that names each Borrower by (a) JIT Transportation and (b) Flash Global Logistics, together with the duly executed signatures thereto.
7    NEGATIVE COVENANTS
Neither Borrower shall do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of surplus, worn-out or obsolete Equipment that is, in the reasonable judgment of such Borrower, no longer economically practicable to maintain or used or useful in the ordinary course of business of such Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of non-exclusive licenses for the use of the property of Borrowers or its Subsidiaries in the ordinary course of business; (e) consisting of non-exclusive intercompany licenses of Intellectual Property; (f) consisting of a Borrower’s or any Subsidiary’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses and other obligations of a Borrower and its Subsidiaries in the ordinary course of their business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (g) consisting of subleases of real property; (h) subject to the terms of Section 6.3(b), dispositions or discounting of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business and exclusive of factoring or similar arrangements; (i) consisting of the payment of cash or other consideration in connection with Permitted Acquisitions; (j) any redemption, repurchase, conversion or settlement with respect to any Convertible Notes pursuant to their terms so long as (i) such redemption, repurchase, conversion or settlement does not result from a default under the applicable Convertible Note, (ii) the aggregate value of cash or other assets of Borrowers used in connection with such redemptions, repurchases, conversions or settlements in any fiscal year does not exceed One Million Dollars ($1,000,000.00), and (iii) an Event of Default does not exist at the time of any such redemption, repurchase, conversion or settlement and would not exist after giving effect thereto (it being understood and agreed that, notwithstanding the foregoing, US Borrower may at all times pay cash in lieu of fractional shares in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in connection with any redemption, repurchase, conversion or settlement of the Convertible Notes); (k) consisting of Transfers of property by a Subsidiary in connection with a merger of such Subsidiary into another Subsidiary or into a Borrower; and (l) of other property with a book value not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year.
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrowers and such Subsidiary, as applicable, or reasonably related or incidental thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by US Borrower within five (5) days after such Key Person’s departure from US Borrower; or (d) permit or suffer any Change in Control.
Neither Borrower shall, without at least fifteen (15) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificates or previously notified to Bank in accordance with this Section 7.2, (2) change its jurisdiction of organization, (3) change its organizational type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If US Borrower delivers any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which US Borrower delivers the Collateral, then US Borrower will use commercially reasonable efforts to obtain from such bailee an executed bailee agreement in form and substance reasonably satisfactory to Bank.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) except for Permitted Acquisitions. Notwithstanding the foregoing, a Subsidiary (other than a Borrower) may merge or consolidate into another Subsidiary or into a Borrower.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, in the Swiss Borrower Security Documents or in the Swiss Borrower Share Pledge Agreement (which Collateral may be subject to Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting such Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Borrower’s Intellectual Property, in each case, in favor of Bank, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein, and customary restrictions on assignment, transfer and encumbrances in license agreements under which a Borrower or a Subsidiary is the licensee.
7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of either Borrower other than any Permitted Distribution; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) or permit any of its Subsidiaries to do so, in each case, other than Permitted Investments.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to the applicable Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) employee agreements or arrangements, indemnification agreements and compensation arrangements approved by the Board (or a committee thereof), and reimbursements of expenses of current officers, employees or directors, all to the extent in the ordinary course of business, (iii) the payment of reasonable fees to, and the reimbursement of reasonable out-of-pocket expenses of, members of the Board, (iv) transactions of the type described in and permitted by the definitions of Permitted Distributions and Permitted Investments and (v) equity or bridge financing transactions with existing investors that are not otherwise prohibited by this Agreement, provided that such bridge financings constitute Subordinated Debt.
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply, or permit any Subsidiary to fail to comply, with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a material adverse effect on either Borrower’s business; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of either Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Either Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default.
(a)    Either Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.12, 6.15, or 6.16 or violates any covenant in Section 7; or
(b)    Either Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3    Material Adverse Change. A Material Adverse Change occurs;
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of either Borrower or of any entity under the control of such Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of such Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)     (i) any material portion of such Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents such Borrower from conducting all or any material part of its business;
8.5    Insolvency. (a) US Borrower, Swiss Borrower or any Material Subsidiary of US Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) US Borrower, Swiss Borrower or any Material Subsidiary of US Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against US Borrower, Swiss Borrower or any Material Subsidiary of US Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which either Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000.00); or (b) any breach or default by either Borrower, the result of which could reasonably be expected to have a material adverse effect on either Borrower’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to the applicable Borrower;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against either Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. Either Borrower or any Person acting for either Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9    Subordinated Debt. Any subordination, intercreditor, or other similar agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;
8.10    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of either Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of either Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or
8.11    Indenture.  Any of the following occurs with respect to US Borrower’s Indebtedness pursuant to the Indenture: (a) US Borrower makes any payment with respect to such Indebtedness other than: (i) if at the time of the making of such payment no Event of Default exists or would result therefrom, US Borrower making a regular interest payment on June 1 and December 1 of each year at a per annum rate of interest not to exceed four percent (4.0%), (ii) US Borrower making cash payments in lieu of fractional shares in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00), (iii) US Borrower issuing shares of its common stock upon conversion or settlement of the Convertible Notes, and (iv) if at the time of the making of such payment no Event of Default exists or would result therefrom, US Borrower making other payments in connection with any redemption, repurchase, conversion or settlement with respect to any Convertible Notes to the extent not otherwise prohibited by Section 7.1(j); (b) either Borrower grants, or any party otherwise obtains, a Lien on any assets of either Borrower to secure all or any Indebtedness under the Indenture; (c) there occurs and is continuing any default or event of default (however so defined) under the Indenture (after giving effect to all applicable cure periods); (d) US Borrower receives notice that any Holder (as defined in the Indenture and as hereinafter used) is exercising its rights to require US Borrower to repurchase Convertible Notes except for any such repurchase that complies with the requirements set forth in Section 7.1(j); or (e) the Trustee (as defined in the Indenture and as hereinafter used) or any Holder or any other Person acting on behalf of the Trustee or any Holder exercises any remedy with respect to any property of either Borrower in connection with the Indenture, accelerates all or any portion of the Indebtedness under the Indenture, or commences, or causes to commence, prosecutes or participates in any administrative, legal or equitable action against either Borrower in respect of the Indenture.
9    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 with respect to either Borrower occurs all Obligations are immediately due and payable without any action by Bank);
(b)    stop advancing money or extending credit for either Borrower’s benefit under this Agreement or under any other agreement between either Borrower and Bank;
(c)    demand that the applicable Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of

Credit denominated in Dollars issued for the account of such Borrower remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency issued for the account of such Borrower remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations of such Borrower relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and the applicable Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d)    terminate any FX Contracts;
(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrowers shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(g)    apply to the Obligations of the applicable Borrower any (i) balances and deposits of such Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of such Borrower;
(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(i)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j)    demand and receive possession of the Borrower’s Books of each Borrower;
(k)    effect the transfer of any securities included in the Collateral into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank; and
(l)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact to: (a) exercisable following the occurrence and during the continuance of an Event of Default, (i) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or such Borrower’s name, as Bank chooses); (iii) make, settle, and adjust all claims under such Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Bank or a third party as the Code or other applicable law permits; and (vi) receive, open and dispose of mail addressed to such Borrower; and (b) regardless of whether an Event of Default has occurred, (i) endorse such Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (ii) notify all Account Debtors of such Borrower to pay Bank directly. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral granted by such Borrower regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If either Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing (or at any time on the terms set forth in Section 6.3(c), regardless of whether an Event of Default exists), Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations of the applicable Borrower. Bank shall pay any surplus to the applicable Borrower by credit to the Designated Deposit Account of such Borrower or to other Persons legally entitled thereto; each Borrower shall remain liable to Bank for any deficiency with respect to its Obligations. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and applicable law regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Each Borrower bears all risk of loss, damage or destruction of its Collateral, other than those losses directly resulting from Bank’s gross negligence or willful misconduct.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. To the extent not prohibited by applicable law, each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
9.8    Borrower Liability. Each Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent with respect to requesting Credit Extensions hereunder and for purposes of giving or receiving any notices or the delivery of any documents or certificates hereunder. For clarity, delivery of a notice to one Borrower by Bank shall be deemed to be delivery to both Borrowers. US Borrower hereby guarantees the payment of, and shall be jointly and severally obligated to repay all Credit Extensions made to Swiss Borrower hereunder as if US Borrower directly received such Credit Extensions. Notwithstanding anything to the contrary herein, (i) Swiss Borrower shall not be obligated to repay any Obligations of US Borrower, and no Collateral of Swiss Borrower, including any collateral under the Swiss Borrower Security Documents, shall secure or be deemed to secure any Obligations of US Borrower and (ii) the parties to this Agreement acknowledge and agree that the Obligations of each Borrower are separate obligations (except as set forth in the immediately preceding sentence), and nothing herein or in the other Loan Documents shall be construed or interpreted to cause Swiss Borrower to be considered a pledgor or guarantor of any Obligations of US Borrower pursuant to Section 956(d) of the Internal Revenue Code and the Treasury Regulations thereunder, including by reason of Section 1.956-2(c) of such Treasury Regulations. Each Borrower waives to the extent permitted by applicable law (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against either Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against either Borrower or any security it holds (including the right to foreclose or realize its security by judicial or non-judicial sale) without affecting either Borrower’s liability.
Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives to the extent not prohibited by applicable law all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by either Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by either Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
Subject to the foregoing, each Borrower is entering into this Agreement, and making all representations and warranties hereunder, on a joint and several basis, and all covenants, agreements and undertakings herein expressed or implied on the part of each Borrower shall be deemed to be joint and several.
10    NOTICES
Except as otherwise expressly provided in this Agreement, all notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or either Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Harmonic Inc.
Harmonic International AG
4300 North First Street
San Jose, California 95134
Attn: General Counsel
Fax: (408) 542-2521
Email: harmoniclegal@harmonicinc.com

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, California 94304
Attn: Mr. Kyle Larrabee
Fax: (312) 704-9760
Email: KLarrabee@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives, to the extent permitted by applicable law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives, to the extent permitted by applicable law, personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by such Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12    GENERAL PROVISIONS
12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied. So long as Borrowers have satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given by Borrowers to Bank, which notice may be conditioned upon the consummation of a financing or other events and may be revoked by Borrowers if such condition has or will not occur on the proposed termination date. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Neither Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, that, as long as no Event of Default has occurred and is continuing, any such assignment is only admissible if it does not result in a breach of the Swiss Ten Non-Bank Rule; and provided that, if Bank sells, transfers, assigns, or grants a participation in all or any part of, or any interest in, any Obligations of Swiss Borrower, Bank shall provide notice thereof to Swiss Borrower.
12.3    Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and either Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrowers with written notice of such correction and allows Borrowers at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrowers.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”), provided that such Subsidiaries or Affiliates shall agree to be bound by the confidentiality provisions set forth in this Section 12.9; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party on a non-confidential basis, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by either Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between either Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable and documented attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12    Right of Setoff. US Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of US Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF EITHER BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
Bank may set off any matured obligation due from Swiss Borrower under the Loan Documents against any matured obligation owed by Bank to Swiss Borrower, regardless of the place of payment, banking branch or currency of either obligation. Further, Swiss Borrower authorizes Bank to apply (without prior notice) any credit balance (whether or not then due) to which Swiss Borrower is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Bank in or towards satisfaction of any sum then due and payable by it to Bank under the Loan Documents and unpaid. For these purposes, Bank may convert one currency into another, provided that nothing in this Section 12.12 shall be effective to create a charge.
12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.17    Amended and Restated Agreement. This Agreement amends and restates, in its entirety, and replaces, the Prior Loan Agreement. This Agreement is not intended to, and does not, novate the Prior Loan Agreement and US Borrower reaffirms that the existing security interest created by the Prior Loan Agreement is and remains in full force and effect.
13    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to either Borrower. Unless the context otherwise requires, references herein to “Account” means an Account owned by a Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Additional Costs” is defined in Section 3.7(a).
“Adjusted EBITDA” shall mean, with respect to any period, as calculated on a consolidated basis with respect to US Borrower and its Subsidiaries, (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income, (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense and amortization expense (including, without limitation, amortization expense in connection with Indebtedness pursuant to Convertible Notes), (iv) non-cash stock-based compensation expenses, (v) restructuring costs and one-time costs related to US Borrower’s acquisition of Thomson Video Networks in an aggregate amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00), (vi) non-cash charges, (vii) non-cash losses with respect to warrant expenses and (viii) expenses related to US Borrower’s litigation with Avid Technology, Inc. in an aggregate amount not to exceed Three Million Dollars ($3,000,000.00), and minus (c) non-cash gains with respect to warrant expenses.
“Adjusted Quick Ratio” is, as calculated on a consolidated basis for US Borrower and its Subsidiaries, the ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.
“Administrator” is an individual that is named:
(a)     as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in the “Banking Terms and Conditions”) on behalf of such Borrower; and
(b)     as an Authorized Signer of a Borrower in an approval by the Board of such Borrower.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that

Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.
“Agreement” is defined in the preamble hereof.
“Anniversary Fee” is defined in Section 2.6(b).
“Authorized Signer” is, with respect to either Borrower, any individual listed in such Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Borrower.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to either Borrower.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to either Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) and shall include, without limitation, any Letters of Credit pursuant to Section 2.3.
“Bank Services Agreement” is defined in the definition of Bank Services.
“Blocked Account” is defined in Section 6.3(c).
“Board” is, with respect to a Borrower, such Borrower’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are, with respect to a Borrower, all such Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” means the Swiss Borrower Borrowing Base plus the US Borrower Borrowing Base.
“Borrowing Base Report” is that certain report of the value of certain Collateral in the form specified by Bank to Borrowers from time to time.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, except that, if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) any Investments having maturities of not more than one (1) year permitted by Borrower’s investment policy, as amended from time to time, provided that, solely for purposes of this definition, such investment policy (and any such amendment thereto) has been approved in writing by Bank.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty percent (40.0%) or more of the ordinary voting power for the election of directors of US Borrower (determined on a fully diluted basis) other than by the sale of US Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as US Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of US Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, US Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of US Borrower (other than director’s qualifying shares) free and clear of all Liens (except Liens created by this Agreement) and the other Loan Documents.
“Claims” is defined in Section 12.3.
“Code” is (a) with respect to US Borrower, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions and (b) with respect to Swiss Borrower or any assets located outside of the United States, any applicable law.
“Collateral” is (a) with respect to US Borrower, any and all properties, rights and assets of US Borrower described on Exhibit A and (b) with respect to Swiss Borrower, any and all properties, rights and assets of Borrower subject to a Lien granted by Swiss Borrower to Bank, including, without limitation, any and all property described in the Swiss Borrower Security Documents.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (each, a “Swap Agreement”); but “Contingent Obligation” does not include endorsements, warranties or indemnities in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Continuation Date” means any date on which a Borrower continues a LIBOR Advance into another Interest Period.
“Control Agreement” is any control agreement entered into among the depository institution at which either Borrower maintains a Deposit Account in the United States or the securities intermediary or commodity intermediary at which either Borrower maintains a Securities Account or a Commodity Account in the United States, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Conversion Date” means any date on which a Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
“Convertible Notes” means notes issued by US Borrower in a public offering, Rule 144A or other private placement that are convertible into common stock of US Borrower (and cash in lieu of fractional shares), cash or any combination of cash or common stock of US Borrower, including, without limitation, the 4.00% Convertible Senior Notes due 2020 issued by US Borrower.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, Letter of Credit, any Overadvance, or any other extension of credit by Bank for either Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Current Liabilities” are (a) all obligations and liabilities of US Borrower and its Subsidiaries to Bank (other than any Obligations related to letters of credit issued by Bank that are cash secured on terms and in amounts satisfactory to Bank in its sole discretion), plus (b) all obligations and liabilities of US Borrower and its Subsidiaries in connection with letters of credit issued by any Person other than Bank, plus, without duplication of (a) and (b), (c) the aggregate amount of US Borrower’s and its Subsidiaries’ Total Liabilities that mature within one (1) year, excluding liabilities related solely to (i) the financing of R&D Accounts Receivable and (ii) foreign exchange hedging transactions.
“Default Rate” is defined in Section 2.5(e).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is (a) with respect to US Borrower, the account number ending 970 (last three digits) maintained by US Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of US Borrower maintained with Bank as chosen by Bank) and (b) with respect to Swiss Borrower, the account number ending [________________________] (last three digits) maintained by Swiss Borrower with Bank’s branch in the United Kingdom (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Effective Date” is defined in the preamble hereof.
“Eligible Accounts” means, with respect to either Borrower, Accounts owing to such Borrower which arise in the ordinary course of such Borrower’s business that meet all such Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment. Bank reserves the right, upon notice to Borrowers, at any time after the Effective Date, in its good faith business judgment in each instance, to either (i) adjust any of the criteria set forth below and to establish new criteria or (ii) deem any Accounts owing from a particular Account Debtor or Account Debtors to not meet the criteria to be Eligible Accounts. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
(a)    Accounts (i) for which the Account Debtor is the applicable Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;
(b)    Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms, unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;
(c)    Accounts with credit balances over ninety (90) days from invoice date;
(d)    Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;
(e)    (i) with respect to US Borrower, Accounts owing from an Account Debtor (A) which does not have its principal place of business in the United States or Canada or (B) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States or Canada, unless in the case of both (A) and

(B) such Accounts are otherwise approved by Bank in writing on a case-by-case basis in its sole discretion and (ii) with respect to Swiss Borrower, Accounts owing from an Account Debtor (A) which does not have its principal place of business in the United States, Switzerland, Canada, the United Kingdom, France, Germany, Italy, the Netherlands, Norway, Denmark, Sweden, Israel, Singapore, Australia, New Zealand, Belgium, Ireland, Spain, Portugal, Austria, Finland, Luxembourg, Hong Kong or Japan or (B) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, Switzerland, Canada, the United Kingdom, France, Germany, Italy, the Netherlands, Norway, Denmark, Sweden, Israel, Singapore, Australia, New Zealand, Belgium, Ireland, Spain, Portugal, Austria, Finland, Luxembourg, Hong Kong or Japan, unless in the case of both (A) and (B) such Accounts are otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;
(f)    (i) with respect to US Borrower, Accounts billed from and/or payable to US Borrower outside of the United States and (ii) with respect to Swiss Borrower, Accounts billed from and/or payable to Swiss Borrower outside of Switzerland (sometimes called foreign invoiced accounts);
(g)    Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;
(h)    (i) with respect to US Borrower, Accounts billed and/or payable in a Currency other than Dollars and (ii) with respect to Swiss Borrower, Accounts billed and/or payable in a Currency other than Dollars, Pound Sterling, Euros or Japanese Yen;
(i)    Accounts owing from an Account Debtor to the extent that the applicable Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);
(j)    Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;
(k)    Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
(l)    Accounts owing from an Account Debtor which is a government entity or any department, agency, or instrumentality thereof;
(m)    Accounts with customer deposits and/or with respect to which the applicable Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;
(n)    Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
(o)    Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings), except for Eligible Milestone Accounts;
(p)    Accounts subject to contractual arrangements between the applicable Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts), except for Eligible Milestone Accounts;
(q)    Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of the applicable Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings), except for Eligible Milestone Accounts;
(r)    Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
(s)    Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, the applicable Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Borrower (sometimes called “bill and hold” accounts), except for Eligible Milestone Accounts;
(t)    Accounts for which the Account Debtor has not been invoiced;
(u)    Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of the applicable Borrower’s business;
(v)    Accounts for which the applicable Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);
(w)    Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;
(x)    Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);
(y)    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;
(z)    Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage; and
(aa)    Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.
“Eligible Milestone Accounts” are Accounts subject to contractual arrangements between a Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements, in an amount not to exceed fifteen percent (15.0%) of the lesser of (1) the Borrowing Base and (2) the Revolving Line.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Euros” and “euros” mean the official currency of the European Union, as adopted by the European Council at its meeting in Madrid, Spain on December 15 and 16, 1995.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to any obligations under this Agreement pursuant to a law in effect on the date Bank acquired its interest in such obligations or on the date that Bank changes its lending office, except to the extent that amounts with respect to such Taxes were payable to Bank immediately before the date it acquired such interest or changed its lending office, (c) Taxes that are attributable to Bank’s failure to comply with Section 2.9 or Section 12.2 and (d) any U.S. federal withholding Taxes imposed under FATCA. For purposes of this definition, “Bank” shall include any successor, assign or participant of or in Bank’s beneficial interest in any Advances or the right to make Advances hereunder.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to, or official interpretations implementing such, intergovernmental agreements.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary which is not a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“Funding Date” is any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.
“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which such Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Indenture” means that certain Indenture dated as of December 14, 2015 executed by and between US Borrower, as issuer, and U.S. Bank National Association, as trustee, relating to 4.0% Convertible Senior Notes due 2020, as supplemented from time to time.
“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and the Borrower’s Books of each Borrower, with results satisfactory to Bank in its reasonable discretion.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Swiss Federal Statute on Debt Collection and Bankruptcy, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, suspension of payment or other relief (other than a reorganization solely for purposes of changing a Person’s jurisdiction of organization).
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of US Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the Payment Date.
“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
“Internal Revenue Code” is the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” by any Person is any beneficial ownership interest in any other Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any other Person.
“Japanese Yen” means the lawful currency for the time being of Japan.
“Key Person” is each of US Borrower’s Chief Executive Officer and Chief Financial Officer.
“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.3.
“Letter of Credit Application” is defined in Section 2.3(b).
“Letter of Credit Reserve” is defined in Section 2.3(e).
“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.00001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.
“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.00001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
“LIBOR Rate Margin” is two and one-quarter of one percent (2.25%).
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is (a) Borrowers’ consolidated, unrestricted and unencumbered (other than (i) with respect to the general security interest in favor of Bank granted herein and (ii) Liens permitted by clause (i) of the definition of Permitted Liens) cash and Cash Equivalents maintained in accounts with respect to which Bank has a first priority, perfected security interest and all cash maintained therein under all applicable laws, plus (b) the Swiss Borrower Availability Amount and the US Borrower Availability Amount.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Swiss Borrower Share Pledge Agreement, the Swiss Borrower Security Documents, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by either Borrower, and any other present or future agreement by either Borrower with or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of either Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Subsidiary” means each Subsidiary with (i) total assets on any date of determination (after eliminating intercompany obligations), and/or (ii) revenue for the preceding four fiscal quarters most recently ended, in each case equal to or greater than 5% of the consolidated total assets or revenue, as applicable, calculated on a consolidated basis with respect to US Borrower and its Subsidiaries and in accordance with GAAP.
“Net Income” means, as calculated on a consolidated basis for US Borrower and its Subsidiaries, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of US Borrower and its Subsidiaries for such period taken as a single accounting period.
“Notice of Borrowing” means a notice given by a Borrower to Bank in accordance with Section 3.4(a), substantially in the form of Exhibit C, with appropriate insertions.
“Notice of Conversion/Continuation” means a notice given by a Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.
“Obligations” are, with respect to either Borrower, such Borrower’s obligations to pay when due any debts, principal, interest, fees, the Anniversary Fee, the Termination Fee, the Unused Revolving Line Facility Fee, Bank Expenses, and other amounts such Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of either Borrower assigned to Bank, and to perform each Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Overadvance” is defined in Section 2.4.

“Parent” is defined in Section 3.7(b).
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is the last calendar day of each month.
“Perfection Certificate” and “Perfection Certificates” are each defined in Section 5.1.
“Permitted Acquisition” means purchases or other acquisitions by US Borrower or its Subsidiaries of (x) the capital stock of a Person that, upon the consummation thereof, will become a Subsidiary (including as a result of a merger or consolidation) or (y) all or substantially all of the assets of, or assets constituting one or more business units of, any Person (an “Acquisition”); provided, that: (a) no Event of Default has occurred and is continuing or would exist immediately after giving effect to any such Acquisition; (b) Borrowers remain surviving legal entities, (c) the total aggregate consideration to be paid by US Borrower and its Subsidiaries (including the value of stock issued by Borrowers) in connection therewith in all of the contemplated Acquisitions during the term of this Agreement does not exceed One Million Dollars ($1,000,000.00) in the aggregate; and (d) US Borrower provides Bank, at least thirty (30) days before the closing of the contemplated Acquisition, written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such transaction) Borrowers are projected to be in compliance with each of the financial covenants in Section 6.9 for the one (1) year period ending after the proposed date of consummation of such contemplated transaction.
“Permitted Distributions” means:
(a)    repurchases of stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Million Dollars ($1,000,000.00) per fiscal year;
(b)    distributions or dividends consisting solely of US Borrower’s capital stock or rights under any stockholder rights plan;
(c)    purchases for value of any rights distributed in connection with any stockholder rights plan adopted by US Borrower;
(d)    the payment of cash in lieu of fractional shares in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year;
(e)    purchases or withholding of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or the vesting of restricted stock units or in connection with the satisfaction of withholding tax obligations;
(f)    dividends and distributions made by Swiss Borrower to US Borrower; and
(g)    other payments, distributions, redemptions, retirements or purchases in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in any fiscal year so long as an Event of Default does not exist at the time of any such payment, distribution, redemption, retirement or purchase and would not exist after giving effect thereto.
“Permitted Indebtedness” is:
(a)each Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents (including, without limitation, Indebtedness arising in connection with any Bank Services);

(b)Indebtedness existing on the Effective Date which is shown on either Perfection Certificate other than (i) Indebtedness pursuant to the Indenture and (ii) Indebtedness pursuant to clauses (n), (o), (p) and (q) of this definition of “Permitted Indebtedness”;
(c)Subordinated Debt;
(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)Indebtedness of Thomson Video Networks SAS or its Subsidiaries solely for (i) the financing of R&D Accounts Receivable and secured only by Liens on such R&D Accounts Receivable, (ii) consisting of loans from French governmental agencies that were existing on September 27, 2017 for research and development projects and (iii) term loans that were existing on September 27, 2017 used to finance the renovation office space in Rennes, France;
(f)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
(g)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(h)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(i)contingent liabilities in respect of any indemnification obligation, adjustment or purchase price (including working capital adjustments), non-compete, or similar obligation of US Borrower or the applicable Subsidiary incurred in connection with the consummation of one or more Permitted Acquisitions;
(j)unsecured Indebtedness that was existing on September 27, 2017 pursuant to the Indenture in an aggregate amount not to exceed One Hundred Twenty Eight Million Two Hundred Fifty Thousand Dollars ($128,250,000.00) at any time;
(k)Indebtedness of (i) any Subsidiary to a Borrower and (ii) any Subsidiary to another Subsidiary or of a Borrower to any Subsidiary, so long as in the case of both (i) and (ii), (a) no Event of Default has occurred and is continuing or would exist immediately after the funding of such Indebtedness by a Borrower and (b) each extension of such Indebtedness is made in the ordinary course of business and is consistent with such Borrower’s past practices;
(l)Indebtedness arising from customary cash management and treasury services, employee credit card programs and the honoring of check, draft of similar instrument against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business and not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time;
(m)Indebtedness under Swap Agreements constituting Permitted Investments;
(n)Indebtedness consisting of reimbursement obligations in respect of letters of credit, bank guarantees or bankers’ acceptances with JPMorgan Chase N.A. as existing on September 27, 2017 and in the same amount as described in the Perfection Certificate of US Borrower;
(o)unsecured Indebtedness consisting of obligations in respect of that certain Credit Agreement UBS Corporate Financing, as existing as of September 27, 2017 and as described on the Perfection Certificate of US Borrower and not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time;
(p)Indebtedness not to exceed One Million Dollars ($1,000,000.00) in an aggregate amount outstanding at any time arising from corporate credit cards maintained with JPMorgan Chase N.A. as described on the Perfection Certificate of US Borrower;

(q)other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time; and
(r)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on either Perfection Certificate;
(b)Investments consisting of Cash Equivalents;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Borrower or any Subsidiary;
(d)Investments accepted in connection with Transfers permitted by Section 7.1;
(e)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;
(f)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of US Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board of US Borrower;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of a Borrower in any Subsidiary;
(i)Investments consisting of Permitted Acquisitions;
(j)Investments constituting Permitted Indebtedness;
(k)Investments consisting of Swap Agreements entered into (i) to hedge or mitigate risks to which a Borrower or any Subsidiary has actual exposure or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Borrower or any Subsidiary, and not for any speculative purpose;
(l)Investments (i) by a Borrower in its Subsidiaries and (ii) by Subsidiaries in other Subsidiaries or by any Subsidiary in either Borrower, in the case of both (i) and (ii), for the ordinary and necessary current operating expenses of such Subsidiaries so long as (a) no Event of Default has occurred and is continuing or would exist immediately after the making of such Investment and (b) each such Investment is made in the ordinary course of business and is consistent with the applicable Borrower’s past practices; and
(m)other Investments not otherwise permitted by Section 7.7 not exceeding One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time.
“Permitted Liens” are:

(a)Liens existing on the Effective Date which are shown on either Perfection Certificate or arising under this Agreement and the other Loan Documents (including, without limitation, Liens arising in connection with any Bank Services);
(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the applicable Borrower maintains adequate reserves on such Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code, and the Treasury Regulations adopted thereunder;
(c)Liens securing capital leases and purchase money Liens (i) on Equipment acquired or held by either Borrower or Subsidiary incurred for financing the acquisition of the Equipment securing no more than Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(e)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(g)(i) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business; and (ii) non-exclusive intercompany licenses of Intellectual Property in the ordinary course of business;
(h)leases or subleases of real property granted in the ordinary course of a Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business (or, if referring to another Person, in the ordinary course of such Person’s business), if in the case of a Borrower the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j)Liens in favor of other financial institutions arising in connection with a Borrower’s or any Subsidiary’s deposit and/or securities accounts held at such institutions, provided that (i) in the case of such accounts held by a Borrower, Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts or (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement;
(k)Liens on any cash earnest money deposit made by a Borrower or any Subsidiary in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;
(l)Liens representing the interest or title of a lessor, licensor, sublicensor or sublessor, provided such lease, sublease, license of sublicense is permitted hereunder;

(m)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(n)purported Liens evidenced by the filing of a precautionary UCC-1 financing statement relating solely to operating leases of equipment;
(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(p)Liens on assets of the Swiss Borrower securing overdraft and related liabilities arising from treasury, depositary or cash management services or automated clearing house transfer of funds in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time;
(q)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or any Subsidiary;
(r)Liens solely on assets of Foreign Subsidiaries (other than Swiss Borrower) securing Indebtedness or other obligations of such Subsidiaries in an aggregate principal amount at any time outstanding not to exceed One Million Dollars ($1,000,000); and
(s)Liens solely on R&D Accounts Receivable securing Indebtedness described in clause (e)(i) of the definition of Permitted Indebtedness.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pound Sterling” means the lawful currency for the time being of the United Kingdom.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Prime Rate Margin” is (a) at all times when a Streamline Period is in effect, zero percent (0.0%) and (b) at all times when a Streamline Period is not in effect, one-quarter of one percent (0.25%).
“Prior Loan Agreement” is defined in Recital A of this Agreement.
“Quarterly Financial Statements” is defined in Section 6.2(d).
“Quick Assets” is, on any date, as calculated on a consolidated basis with respect to US Borrower and US Borrower’s Subsidiaries, unrestricted and unencumbered (other than (i) with respect to the general security interest in favor of Bank granted herein or (ii) Liens permitted by clause (i) or clause (o) of the definition of Permitted Liens) cash and Cash Equivalents and net billed accounts receivable (excluding any R&D Accounts Receivable), determined according to GAAP.

“R&D Accounts Receivable” means Accounts consisting of tax credits granted by the government of France (or any department, agency, or instrumentality thereof) arising in connection with research and development conducted in France.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.
“Reserves” means, as of any date of determination, such amounts as Bank may, upon notice to Borrowers, from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to a Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or could reasonably be expected to materially affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of either Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Responsible Officer” is, with respect to US Borrower, any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower, or (b) with respect to Swiss Borrower, the Swiss equivalent of the Chief Executive Officer, President, Chief Financial Officer and Controller (if any) or any director.
“Restricted License” is any material license or other material agreement (excluding any “shrink wrap” or other licenses that are generally commercially available to the public) with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property in favor of Bank, or (b) for which a default under or termination of could reasonably be expected to interfere with Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000.00).
“Revolving Line Maturity Date” is September 27, 2019.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Specified Affiliate” is any Person (i) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by a Borrower, and/or (ii) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by a Borrower.
“Streamline Period” is on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrowers provide to Bank a written report that Borrowers have at all times during the immediately preceding calendar month maintained an Liquidity, as determined by Bank in its reasonable discretion, of at least Twenty Million Dollars ($20,000,00.00) (the “Threshold Amount”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, or (ii) the first day thereafter in which Borrowers fail to maintain the Threshold Amount, as determined by Bank in its reasonable discretion. Upon the termination of a Streamline Period, Borrowers must maintain the Threshold Amount each consecutive day for two (2) consecutive months as determined by Bank in its sole discretion, prior to entering into a subsequent Streamline Period. Borrowers shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Threshold Amount has been achieved.
“Subordinated Debt” is indebtedness incurred by a Borrower subordinated to all of such Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.
“SVB Liquidity” is (a) Borrowers; aggregate unrestricted and unencumbered (other than with respect to the general security interest in favor of Bank granted herein) cash and Cash Equivalents maintained in accounts with Bank, plus (b) the Swiss Borrower Availability Amount and the US Borrower Availability Amount.
“Swap Agreement” is defined in the definition of Contingent Obligation.
“Swiss Borrower” is defined in the preamble hereof.
“Swiss Borrower Availability Amount” is (a) the lesser of (i) the Revolving Line minus the aggregate outstanding principal amount of Advances made to the US Borrower, and minus the face amount of any outstanding Letters of Credit issued by Bank for the account of US Borrower or (ii) the amount available under the Swiss Borrower Borrowing Base, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit issued by Bank for the account of Swiss Borrower (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, and minus the outstanding principal balance of any Advances made to Swiss Borrower.
“Swiss Borrower Borrowing Base” is eighty percent (80.0%) of Swiss Borrower’s Eligible Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank’s sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right, upon notice to Borrowers, to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may materially and adversely affect the Collateral or its value.
“Swiss Borrower Security Documents” means, individually and collectively, (a) that certain Bank Account Claims Security Assignment Agreement dated as of the Effective Date between Swiss Borrower and Bank, (b) that certain Claims Security Assignment Agreement dated as of the Effective Date between Swiss Borrower and Bank, and (c) that certain Charge Over Bank Accounts and Receivables dated as of the Effective Date between Swiss Borrower and Bank, as supplemented by the Swiss Borrower Supplemental Charge when the same is granted, in each case as amended and/or restated, supplemented or otherwise varied from time to time.
“Swiss Borrower Share Pledge Agreement” means that certain Share Pledge Agreement dated as of the Effective Date, between US Borrower and Bank
“Swiss Borrower Supplemental Charge” means that certain supplemental charge to be made on or prior to January 31, 2018 between Swiss Borrower and Bank in respect of the Blocked Account.
“Swiss Guidelines” means the following guidelines issued by the Swiss Federal Tax Administration (each as issued, amended or replaced from time to time, or as substituted or superseded and overruled by any law, statute or ordinance):
(a)    guideline S-02.123 in relation to interbank loans of September 1986 (Merkblatt Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben) vom September 1986);
(b)    guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner);
(c)    guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt Obligationen vom April 1999);
(d)    guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom Januar 2000); and
(e)    circular No. 34 of 26 July 2011 in relation to deposits (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend Kundenguthaben).
“Swiss Non-Bank Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.
“Swiss Non-Qualifying Bank” means any Person which does not qualify as a Swiss Qualifying Bank.
“Swiss Qualifying Bank” means
(a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or
(b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of lenders under this Agreement (including Bank and its permitted successors and assigns) which are Swiss Non-Qualifying Banks must not at any time exceed ten (10), all in accordance with the Swiss Guidelines.
“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (including the creditors under the Loan Documents), other than Swiss Qualifying Banks, of the Swiss Borrower under all its outstanding debts relevant for classification as debenture (Obligation) pursuant to the Swiss Federal Act on Withholding Tax must not at any time exceed twenty (20), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time, and it being understood that the Swiss Borrower shall at all times assume that up to five (5) of the lenders under the Loan Documents may be Swiss Non-Qualifying Banks.
“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Fee” is defined in Section 2.6(c).
“Threshold Amount” is defined in the definition of Streamline Period.
“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on US Borrower’s and its Subsidiaries’ consolidated balance sheets, including all Indebtedness.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the applicable Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“Unused Revolving Line Facility Fee” is defined in Section 2.6(d).
“US Borrower” is defined in the preamble hereof.
“US Borrower Availability Amount” is (a) the lesser of (i) the Revolving Line, minus the aggregate outstanding principal amount of Advances made to Swiss Borrower, and minus the face amount of any outstanding Letters of Credit issued by Bank for the account of Swiss Borrower or (ii) the amount available under the US Borrower Borrowing Base, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit issued by Bank for the account of US Borrower (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, and minus the outstanding principal balance of any Advances made to US Borrower.
“US Borrower Borrowing Base” is (a) prior to the completion of the Initial Audit, eighty percent (80.0%) of US Borrower’s Eligible Accounts and (b) following the completion of the Initial Audit, eighty-five percent (85.0%) of US Borrower’s Eligible Accounts, in each case as determined by Bank from Borrowers’ most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank’s sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right, upon notice to Borrowers, to decrease the foregoing percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may materially and adversely affect the Collateral or its value.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
HARMONIC INC.
By:
Name:
Title:
HARMONIC INTERNATIONAL AG
By:
Name:
Title:
BANK:
SILICON VALLEY BANK
By:
Name:
Title:

Signature Page to Amended and Restated Loan and Security Agreement

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of US Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all US Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral granted by US Borrower does not include (a) with respect to equity interests in Foreign Subsidiaries, more than sixty-five percent (65.0%) of the presently issued and outstanding and hereafter arising issued and outstanding shares of capital stock (or equivalent) of any Foreign Subsidiary owned by US Borrower which shares entitle the holder thereof to vote for directors or any other matter, (b) any rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (c) any interest of US Borrower as a lessee or sublessee under a real property lease or an Equipment lease if US Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by US Borrower or Bank, (d) Equipment that is subject to a Lien that is otherwise permitted pursuant to subsection (c) of the definition of “Permitted Liens” if the holder of such Lien has expressly prohibited in writing US Borrower from granting Liens on such property in favor of third parties; provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and US Borrower shall be deemed to have granted a security interest in, all of its rights, title and interests in and to such property as if such provision had never been in effect, or (e) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of US Borrower that are proceeds of the Intellectual Property.

.

EXHIBIT B
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: HARMONIC INC. and
HARMONIC INTERNATIONAL AG
The undersigned authorized officer of HARMONIC INC. (“US Borrower”) and HARMONIC INTERNATIONAL AG (“Swiss Borrower”) (Swiss Borrower and US Borrower are referred to individually as “Borrower” and collectively as “Borrowers”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (1) Borrowers are in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, (4) each Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against such Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrowers had not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that the financial statements delivered or deemed delivered in connection with this certificate are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes (and except with respect to unaudited financials for the absence of footnotes and subject to year-end adjustments). The undersigned acknowledges that no borrowings may be requested at any time or date of determination that either Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements	Quarterly within 45 days	Yes No
Compliance Certificate	(i) quarterly within 45 days when did not borrow for any month in such quarter (ii) monthly within 30 days when borrowing	Yes No
Annual financial statements (CPA Audited) or 10-K	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings	(i) quarterly within 45 days when did not borrow for any month in such quarter (ii) monthly within 30 days when borrowing	Yes No
Borrowing Base Reports	(i) quarterly within 45 days when not borrowing and (ii) monthly within 30 days when borrowing	Yes No
Board-approved Projections	Earlier of 30 days after approval and 60 days after fiscal year end, and as updated/amended	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated:
Adjusted Quick Ratio (at all times) (tested monthly or quarterly as set forth in Section 6.9(a))	> 1.10 : 1.0	______ : 1.0	Yes No N/A
Adjusted EBITDA (trailing six-month) (tested quarterly)	> $_________*	$_________	Yes No N/A
SVB Liquidity (tested monthly or quarterly as set forth in Section 6.9(c))	> $_________**	$_________	Yes No N/A

* As set forth in Section 6.9(b) of the Agreement
** As set forth in Section 6.9(c) of the Agreement

Streamline Period	Required	Actual	Eligible

Maintain:
Liquidity (at all times, tested monthly)	> $20,000,000	$___________	Yes No

Other Matters
Amount of cash of US Borrower maintained in bank accounts located in the United States	$______________

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

HARMONIC INC. HARMONIC INTERNATIONAL AG By: Name: Title:
BANK USE ONLY

Received by: _____________________
                         AUTHORIZED SIGNER
Date:_________________________

Verified: ________________________
                        AUTHORIZED SIGNER
Date: _________________________

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrowers

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated:    ____________________

I.    Adjusted Quick Ratio (tested monthly or quarterly as set forth in Section 6.9(a))

Required:    > 1.10:1.00

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of US Borrower and its Subsidiaries, determined according to GAAP	$
B.	Aggregate value of net billed accounts receivable of US Borrower and its Subsidiaries (excluding R&D Accounts Receivable), determined according to GAAP	$
C.	Quick Assets (sum of lines A and B)	$
D.
Aggregate value of Obligations to Bank (other than any Obligations related to letters of credit issued by Bank that are cash secured on terms and in amounts satisfactory to Bank in its sole discretion)

$
E.	Aggregate value of obligations and liabilities in connection with letters of credit issued by other parties	$
F.
Aggregate value of liabilities of US Borrower and its Subsidiaries (including all Indebtedness)
that matures within one (1) year, excluding liabilities related to the financing of R&D Accounts Receivable and foreign exchange hedging transactions
$
G.	Current Liabilities (the sum of lines D, E and F)	$
H.	Aggregate value of amounts received or invoiced by US Borrower and/or its Subsidiaries in advance of performance under contracts and not yet recognized as revenue	$
I.	Line G minus line H	$
J.	Adjusted Quick Ratio (line C divided by line I)
Is line J equal to or greater than 1.10:1:00?

No, not in compliance	Yes, in compliance	N/A

II.    Adjusted EBITDA (trailing six-month) (tested quarterly) (Section 6.9(b))

Required: $_________________*

*As set forth in Section 6.9(b) of the Agreement.

Actual:     $_________________

A.	Net Income	$___________
B.	To the extent included in the determination of Net Income
	1. Interest Expense	$__________
	2. Income Tax Expense	$__________
	3. Depreciation	$__________
	4. Amortization	$__________
	5. Non-cash stock-based compensation expense	$__________
	6. Restructuring costs and one-time costs in connection with Thomson Video Networks acquisition in an aggregate amount not exceeding $3,500,000	$__________
	7. Non-cash charges	$__________
	8. Avid Technology, Inc. litigation expenses in an aggregate amount not exceeding $3,000,000	$__________
	9. Non-cash losses with respect to warrant expense	$__________
	10. The sum of lines 1 through 9	$__________
C.	Non-cash gains with respect to warrant expense	$__________
D.	Adjusted EBITDA (line A plus line B.10 minus line C)	$__________

Is line D equal to or greater than the required amount set forth above?

No, not in compliance	Yes, in compliance

III.    SVB Liquidity (at all times) (tested monthly or quarterly as set forth in Section 6.9(c))

Required:

Through October 31, 2017	> $15,000,000.00
On and after November 1, 2017	> $10,000,000.00

Actual:

A.	Unrestricted and unencumbered (other than with respect to the general security interest in favor of Bank granted under the Loan Agreement) cash and Cash Equivalents in accounts with Bank	$___________
B.	Swiss Borrower Availability Amount	$___________
C.	US Borrower Availability Amount
D.	Line A plus line B plus line C	$___________

Is line D equal to or greater than the required amount set forth above?

No, not in compliance	Yes, in compliance

EXHIBIT C
FORM OF NOTICE OF BORROWING
HARMONIC INC. AND HARMONIC INTERNATIONAL AG

Date: _____________
To: Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: IMX Production
Email: imxproduction@svb.com; KLarrabee@svb.com

RE:    Amended and Restated Loan and Security Agreement dated as of ________ ___, 2017 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Harmonic Inc. and Harmonic International AG (each a “Borrower” and collectively, “Borrowers”), and Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.
1.The name of the Borrower requesting the Advance is _______________.
2.The Funding Date, which shall be a Business Day, of the requested borrowing is _______________.
3.The aggregate amount of the requested Advance is $ _____________.
4.The requested Advance shall consist of $___________ of Prime Rate Advances and $ ______ of LIBOR Advances.
5.The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be __________ months.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
(a)    all representations and warranties of Borrower contained in the Loan Agreement are true and correct in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(b)    no Event of Default has occurred and is continuing, or would result from such proposed Advance;
(c)    the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount for the Borrower requesting such Advance;

(d)    if all or any portion of the requested Advances consists of LIBOR Advances, a Streamline Period is in effect.

BORROWER                    [BORROWER NAME]

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT D
FORM OF NOTICE OF CONVERSION/CONTINUATION
HARMONIC INC. AND HARMONIC INTERNATIONAL AG

Date: _____________
To: Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: IMX Production
Email: imxproduction@svb.com; KLarrabee@svb.com
RE:    Amended and Restated Loan and Security Agreement dated as of ________ ___, 2017 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Harmonic Inc. and Harmonic International AG (each a “Borrower” and collectively, “Borrowers”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:
1.    The name of the Borrower requesting the [conversion] [continuation] is _______________.
1.    The date of the [conversion] [continuation] is                                            , 20___.
2.    The aggregate amount of the proposed Advances to be [converted] is

$                          or [continued] is $                                  .
3.    The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.
4.    The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be            months.
The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    all representations and warranties of Borrower stated in the Loan Agreement are true and correct in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(b)    no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation];

(c)    the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount for the Borrower requesting such [conversion] [continuation]; and
(d)    if any Advance is to be converted into or continued as a LIBOR Advance, a Streamline Period is in effect.

BORROWER	[BORROWER NAME]

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%